Exhibit 99.1

Opexa Therapeutics Reports Third Quarter 2015 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas (November 10, 2015) -  Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders including multiple sclerosis (MS) and neuromyelitis optica (NMO), today reported financial results for the three months ended September 30, 2015 and provided an update on the Company’s recent corporate developments.

Recent highlights include:

Clinical and Operational Highlights

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The Phase 2b clinical trial of Tcelna® (imilecleucel-T) in secondary progressive multiple sclerosis (SPMS) (Abili-T trial) continued to advance in the third quarter. Top line data is expected in the second half of 2016. The two-year trial is fully enrolled and to date, approximately 92% of the total patient visits have been completed. The Abili-T clinical trial is a randomized, double-blind, placebo-controlled study being conducted at approximately 35 leading clinical sites in the U.S. and Canada.

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A preclinical bioactivity animal study conducted for Opexa’s neuromyelitis optica (NMO) development program showed evidence that T-cell immunotherapy with attenuated antigen-specific T-cells significantly suppressed the T-cell response to Aquaporin-4 (AQP4) in a dose-dependent manner, compared to vehicle control, as measured by reduction in both Aquarporin-4 reactive T-cells (ARTC) proliferation and associated cytokine activity. The results were statistically significant.

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Opexa expanded its intellectual property portfolio with the issuance of four additional key patents covering its broad T-cell immunotherapy platform. The recent allowances bring the number of granted U.S. and international patents in Opexa’s patent portfolio to 160, including in-licensed patents. The expansion of Opexa’s intellectual property portfolio further strengthens the patent estate surrounding Tcelna, Opexa’s personalized T-cell immunotherapy in development for the treatment of secondary progressive multiple sclerosis.

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At a recent and regularly scheduled meeting, the independent Data and Safety Monitoring Board (DSMB) overseeing Opexa’s Abili-T trial recommended the trial continue as planned based on the committee’s review of safety data from the trial.  Opexa has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for Tcelna in SPMS.

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During the third quarter of 2015, Opexa continued with IND-enabling activities to support OPX-212, Opexa’s preclinical development candidate for NMO.  The Company expects to submit an IND and be in a position to initiate a Phase 1/2 proof-of-concept clinical trial in the first half of 2016, assuming the availability of sufficient resources.

Financial Highlights

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In September 2015, Opexa entered into a stock purchase agreement with investors to fund the Company’s NMO program, including its planned Phase 1/2 trial, pursuant to which Opexa sold in tranche one of a private placement 113,636 shares of common stock for a per share purchase price of $4.40 and issued warrants to purchase a like number of shares, for a total purchase price of $499,999.  Opexa also agreed to sell and the purchasers agreed to purchase an additional aggregate of $4.5 million of common stock in four additional tranches upon achievement of certain pre-specified milestones to further the clinical development of OPX-212. Each subsequent tranche will include the sale of common stock only (i.e., no additional warrants will be issued), with such shares priced at 90% of the 10-day volume weighted average price of Opexa’s common stock immediately preceding the occurrence of the related milestone.

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Based on the current activities of the Company and projected burn, Opexa believes it has sufficient liquidity to support its current clinical activities for the Abili-T trial of Tcelna in SPMS, to continue planned preclinical development activities for OPX-212 in NMO, and for general operations to sustain the Company and support such activities into the fourth quarter of 2016. Opexa expects top-line data for the Abili-T trial to be available in the second half of 2016, and thus believes it has sufficient resources to complete such trial.

“The third quarter of 2015 progressed well with the focus remaining clearly on the conduct of the Phase 2b Abili-T clinical study in secondary progressive multiple sclerosis,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “The trial continues to move toward completion as we expect top-line results in the second half of next year. With no treatments approved for patients with the progressive form of MS, we remain committed in our efforts to advance what, we believe, could be the first safe and effective treatment for this patient population.”

“We are also pleased with the results of the bioactivity animal study we have been running over the past several months, which support our development candidate, OPX-212, in neuromyelitis optica. The results are encouraging and show a dose-dependent reduction in Aquaporin-4 reactive T-cells in the mouse model utilized. We believe this adds support to our hypothesis around the mechanism of action for our therapy and we expect to include the data as part of our IND submission for OPX-212 in NMO. We are continuing with the preclinical development activities of OPX-212, including completing the manufacturing runs and expect to submit the IND to the U.S. FDA and be in a position to open a Phase 1/2 clinical study in NMO patients in the first half of 2016, assuming the availability of sufficient resources. The private financing that was secured in the third quarter of 2015 is in support of the NMO program and could provide Opexa with up to $5 million in tranched funding for the Phase 1/2 clinical trial, subject to hitting pre-determined milestones,” added Mr. Warma.

Third Quarter Financial Results

Opexa reported revenue of $726,291 and $307,686 for the three months ended September 30, 2015 and 2014, respectively.  The revenue is related to the recognized portion of the $5 million upfront payment received from Merck Serono in conjunction with the Option and License Agreement entered into between Opexa and Merck Serono during February 2013 and the $3 million payment from Merck Serono in connection with the March 2015 amendment.

Research and development expenses were $2,420,220 for the three months ended September 30, 2015, compared with $3,173,538 for the three months ended September 30, 2014. The decrease in expenses is primarily due to a decrease in the procurement and use of supplies for product manufacturing and development, a decrease in the investigator costs associated with the ongoing clinical trial of Tcelna in SPMS and lower intellectual property legal fees.

General and administrative expenses for the three months ended September 30, 2015 were $1,023,848, compared with $917,335 for the three months ended September 30, 2014. The increase in expense is primarily due to an increase in legal costs and employee compensation and was partially offset by lower consultant expenses.

Depreciation and amortization expenses for the three months ended September 30, 2015 were $89,018, compared with $97,364 for the three months ended September 30, 2014. The decrease in expense is due to some assets being fully amortized and was partially offset by increases in depreciation for laboratory, manufacturing and computer equipment acquired during 2014 and 2015.

Interest income net of interest expense was $2,222 for the three months ended September 30, 2015, compared to $2,498 for the three months ended September 30, 2014.

Other income was $11,760 for the three months ended September 30, 2015, compared to $0 in the three months ending September 30, 2014. This was primarily driven by a gain on exchange rate, which was related to two clinical sites located in Canada and the difference between the Canadian dollar and the US dollar on payments to these clinical sites.  Payments to these sites began in December 2014.

Net loss reported for the three months ended September 30, 2015 was approximately $2.8 million, or $0.42 loss per share (basic and diluted), compared with a net loss of approximately $3.9 million, or $1.11 loss per share (basic and diluted), for the three months ended September 30, 2014.  The decreased net loss for the quarter is primarily related to the increase in revenue due to the March 2015 amendment to our Option and License Agreement with Merck Serono and a decrease in research and development expenses, which was partially offset by the increase in general and administrative expenses.

Cash and cash equivalents were $15,592,500 as of September 30, 2015, compared to $9,906,373 as of December 31, 2014.

For additional information please see Opexa’s Quarterly Report on Form 10-Q filed today with the SEC.

Opexa Therapeutics to Webcast Analyst and Investor Event

Opexa will host an Analyst and Investor Event today where members of Opexa’s senior management team will provide an R&D update and review of the Company’s Abili-T clinical trial for Secondary Progressive Multiple Sclerosis and the development program for Neuromyelitis Optica. The Analyst and Investor Event will take place at the New York Hilton Midtown.

A live webcast of the event will start at 5:15 p.m. Eastern Time and may be accessed here, or on the Investor Relations section of the Company’s website, www.opexatherapeutics.com. The event should conclude by 7:00 p.m. An archived version of the webcast will be available for 90 days after the event on the Company’s website.

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient’s peripheral blood and reintroduced into the patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com or follow company news on Twitter via @OpexaCEO.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212 constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna and OPX-212, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

OPEXA THERAPEUTICS, INC

OPEXA THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
Revenue:
Option revenue	$726,291	$307,686	$1,830,036	$964,209
Expenses:
Research and development	2,420,220	3,173,538	7,853,076	9,393,887
General and administrative	1,023,848	917,335	3,375,602	2,987,582
Loss on disposition of assets	1,167	-	1,167
Depreciation and amortization	89,018	97,364	280,003	291,608
Operating loss	(2,807,962)	(3,880,551)	(9,679,812)	(11,708,868)
Interest income, net	2,222	2,498	5,290	11,982
Other income, net	11,760	-	32,781	-
Net loss	$(2,793,980)	$(3,878,053)	$(9,641,741)	$(11,696,886)

Basic and diluted loss per share	$(0.42)	$(1.11)	$(1.75)	$(3.38)

Weighted average shares outstanding - Basic and diluted	6,709,251	3,478,324	5,498,228	3,461,479

Selected Balance Sheet Data:
	September 30, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$15,592,500	$9,906,373
Subscription receivable	232,934	-
Other current assets	329,323	758,943
Fixed assets, net	886,878	1,098,104
Other long term assets	9,734	38,939
Total assets	17,051,369	11,802,359
Total current liabilities	4,964,564	3,132,424
Total long-term liabilities	726,293	1,230,748
Total stockholders’ equity	11,360,512	7,439,187
Total liabilities and stockholders’ equity	$17,051,369	$11,802,359

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Source: Opexa Therapeutics, Inc.

Company Contact:

Karthik Radhakrishnan

Opexa Therapeutics, Inc.

Chief Financial Officer

281-775-0600

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